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                                 EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-92033) of Anesta, Corp. of our report dated February 18, 2000, except as to the information presented in Note 14, for which for the date is March 13, 2000, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 18, 2000, except as to the information presented in
Note 14, for which for the date is March 13, 2000, relating to the financial statement schedules, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
March 30, 2000